UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Greenbacker Renewable Energy Company LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Greenbacker Renewable Energy Company LLC

11 East 44th Street, Suite 1200

New York, NY 10017

On March 16, 2020, Greenbacker Renewable Energy Company LLC (the “Company”) filed a definitive proxy statement (the “Definitive Proxy Statement”) and accompanying proxy card (“Original Proxy Card”), for the Company’s annual meeting of shareholders to be held on May 5, 2020 (the “Annual Meeting”) at the offices of the Company’s legal counsel, Alston & Bird LLP, located at 90 Park Avenue, New York, New York 10016. The Company formally withdraws the Definitive Proxy Statement and Original Proxy Card in their entirety. The shareholders of the Company should refer to the Company’s preliminary proxy statement filed on March 23, 2020 (the “Preliminary Proxy Statement”) for additional information regarding the Annual Meeting.

The purpose of the Preliminary Proxy Statement is to postpone the date of the Annual Meeting to May 26, 2020 and to include an additional proposal for the Company’s shareholders to vote upon. The additional proposal requests that a majority of the shareholders of the Company approve certain amendments to the Second Amended and Restated Limited Liability Company Operating Agreement of the Company, dated October 9, 2013. For further information regarding this proposal, please refer to the Preliminary Proxy Statement. This information is also available via the Internet at the Company’s electronic voting site at www.proxypush.com/greenbacker.

Voting Matters

If you have already returned your Original Proxy Card or provided voting instructions, you will need to vote again. Proxies and votes received on the Original Proxy Card with respect to the election of the seven members of the Company’s Board of Directors will not be voted or counted.

It is important that your shares of the Company’s limited liability company interests (the “Shares”) be represented at the Annual Meeting regardless of the number of Shares you hold. Information regarding how to vote your Shares is available in the Company’s Preliminary Proxy Statement filed on March 23, 2020, and is also available via the Internet at the Company’s electronic voting site at www.proxypush.com/greenbacker. The Company anticipates filing a definitive proxy statement on or about April 2, 2020, a copy of which will be mailed to the shareholders of the Company.